Exhibit 107

Calculation of Filing Fee Tables
Form F-3
(Form Type)

TRINITY BIOTECH PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	A’ Ordinary shares, par value $0.0109 per share (1)
	Other	Warrants
	Debt	Debt Securities
	Other	Subscription Rights
	Other	Units
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(2)	(3)	$50,000,000	0.00014760	$7,380
	Total Offering Amounts							$7,380
	Total Fees Previously Paid							--
	Total Fee Offsets							--
	Net Fee Due							$7,380

(1)
American Depositary Shares (evidenced by American Depositary Receipts, each representing 20 A Ordinary Shares), have been registered on separate registration statements on Form F-6 filed on July 20, 1992 and January 15, 2004 (File No. 333-111946).

(2)
The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to instructions to Form F-3 under the Securities Act, as amended, or the Securities Act.

(3)
This Registration Statement covers offers, sales and distributions of an indeterminate number or aggregate principal amount of the registered securities which the registrant may from time to time issue at indeterminate prices. The aggregate maximum offering price of all securities covered by this Registration Statement will not exceed $50,000,000 or if the registrant issues any debt securities at an original issuance discount, such greater amount as shall result in proceeds of $50,000,000 to the registrant. The securities covered by this Registration Statement may be sold separately or as units with other classes of the registered securities. The securities covered by this Registration Statement also include such indeterminate numbers of A Ordinary Shares and amount of debt securities as may be issued upon conversion of, or exchange for, debt securities that provide for conversion or exchange, upon exercise of warrants or subscription rights or pursuant to the anti-dilution provisions of any such securities.